As filed with the Securities and Exchange Commission on March 31, 2003
                                                     REGISTRATION NO. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ____________________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            MDU RESOURCES GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                   41-0423660
      (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

                               SCHUCHART BUILDING
                      918 EAST DIVIDE AVENUE, P.O. BOX 5650
                        BISMARCK, NORTH DAKOTA 58506-5650
                                 (701) 222-7900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                          ____________________________

              MARTIN A. WHITE                             WARREN L. ROBINSON               THOMAS J. IGOE, JR., ESQ.
Chairman of the Board, President and Chief     Executive Vice President, Treasurer and      Thelen Reid & Priest LLP
             Executive Officer                         Chief Financial Officer                  875 Third Avenue
         MDU Resources Group, Inc.                    MDU Resources Group, Inc.             New York, New York 10022
            Schuchart Building                            Schuchart Building                     (212) 603-2000
   918 East Divide Avenue, P.O. Box 5650        918 East Divide Avenue, P.O. Box 5650
     Bismarck, North Dakota 58506-5650            Bismarck, North Dakota 58506-5650
              (701) 222-7900                               (701) 222-7900
                                   (NAMES, ADDRESSES AND TELEPHONE NUMBERS OF AGENTS FOR SERVICE)

                          ____________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                     CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                       Proposed maximum aggregate            Amount of
Title of each class of securities to be registered        offering price (1)(2)       registration fee (3)(4)
-------------------------------------------------------------------------------------------------------------
Debt securities.....................................

Common stock, one dollar ($1.00) par value..........
Preference share purchase rights....................
=============================================================================================================
          Total                                               $500,000,000                    $40,381
=============================================================================================================

     (1) Includes an indeterminate number or amount of Debt Securities, shares of common stock and preference share purchase rights as may from time to time be issued at indeterminate prices provided that in no event will the aggregate initial price of all Debt Securities, common stock and preference share purchase rights sold under this registration statement exceed $500,000,000.
     (2) Estimated solely for the purpose of calculating the registration fee.
     (3) Since no separate consideration is paid for the preference share purchase rights, the registration fee for these securities is included in the fee for the common stock. The value attributable to the preference share purchase rights, if any, is reflected in the market price for the common stock.
     (4) Prior to the filing of this registration statement, 32,180 shares of the registrant's common stock remained registered and unsold under Registration Statement No. 333-101268 filed with the SEC on November 18, 2002. The registration fee of $69.00 associated with the unsold securities has been offset from the registration fee of $40,450 associated with the securities to be registered, and such unsold securities are hereby deemed deregistered.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MARCH 31, 2003


                                  $500,000,000

                            MDU RESOURCES GROUP, INC.

                                 DEBT SECURITIES
                                  COMMON STOCK
                                       AND
                        PREFERENCE SHARE PURCHASE RIGHTS

     We may offer from time to time up to an aggregate of $500,000,000 of our securities. We will provide the specific terms of our securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. The names of any underwriters or agents will also be stated in an accompanying prospectus supplement. You should read this prospectus and any supplements carefully before you invest.

     Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "MDU." Any common stock sold in this offering will be listed on the New York Stock Exchange and the Pacific Exchange.

     See "Risk Factors" beginning on page 3 to read about certain factors you should consider before investing in the securities.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Our principal executive offices are located at MDU Resources Group, Inc., Schuchart Building, 918 East Divide Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, and our telephone number is (701) 222-7900.

     We may offer our securities directly or through agents, underwriters or dealers. If an agent or any underwriter is involved in the sale of any of our securities covered by this prospectus, the names of those agents or underwriters, any applicable discounts, commissions or allowances and a description of any indemnification arrangements will be contained in a prospectus supplement. The "Plan of Distribution" section on page 34 of this prospectus provides more information on this topic.

               The date of this Prospectus is ________ ___, 2003.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. MDU Resources may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RISK FACTORS...................................................................3

FORWARD-LOOKING STATEMENTS.....................................................5

WHERE YOU CAN FIND MORE INFORMATION ABOUT US...................................6

MDU RESOURCES GROUP, INC.......................................................7

RATIO OF EARNINGS TO FIXED CHARGES.............................................8

USE OF PROCEEDS................................................................8

DESCRIPTION OF THE DEBT SECURITIES.............................................8

DESCRIPTION OF THE FIRST MORTGAGE BONDS.......................................25

DESCRIPTION OF THE COMMON STOCK...............................................28

DESCRIPTION OF THE PREFERENCE SHARE PURCHASE RIGHTS...........................31

PLAN OF DISTRIBUTION..........................................................34

EXPERTS.......................................................................35

LEGAL OPINIONS................................................................35

                                  RISK FACTORS

     In considering whether to purchase any of the securities being offered, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Statements."

     THE RECENT EVENTS LEADING TO THE CURRENT ADVERSE ECONOMIC ENVIRONMENT MAY HAVE A GENERAL NEGATIVE IMPACT ON OUR FUTURE REVENUES.

     In response to the occurrence of several recent events, including the September 11, 2001, terrorist attack on the United States, the ongoing war against terrorism by the United States and the bankruptcy of several large energy and telecommunications companies, the financial markets have been disrupted. An adverse economy could negatively affect the level of governmental expenditures on public projects and the timing of these projects which, in turn, would negatively affect the demand for our products and services.

     Innovatum, Inc., our indirect wholly owned subsidiary, that specializes in cable and pipeline magnetization and locating, is subject to the economic conditions within the telecommunications and energy industries. Innovatum could face a future goodwill impairment if there is a continued downturn in these sectors. At December 31, 2002, the goodwill amount at Innovatum was approximately $8.3 million. The determination of whether an impairment will occur is dependent on a number of factors, including the level of spending in the telecommunications and energy industries, the rapid changes in technology, competitors and potential new customers.

     OUR NATURAL GAS AND OIL PRODUCTION BUSINESS IS DEPENDENT ON FACTORS INCLUDING COMMODITY PRICES WHICH CANNOT BE PREDICTED OR CONTROLLED.

     These factors include: price fluctuations in natural gas and crude oil prices; availability of economic supplies of natural gas; drilling successes in natural gas and oil operations; the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves; the ability to acquire natural gas and oil properties; and other risks incidental to the operations of natural gas and oil wells.

     OUR OPERATIONS ARE WEATHER SENSITIVE.

     Our results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities and affect the ability to perform services at the utility services and construction materials and mining businesses. We cannot predict future weather conditions and as a result, adverse weather conditions could negatively affect our operations and financial conditions.

     WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL LAWS AND REGULATIONS THAT MAY INCREASE OUR COSTS OF OPERATIONS, IMPACT OR LIMIT OUR BUSINESS PLANS, OR EXPOSE US TO ENVIRONMENTAL LIABILITIES.

     We are subject to extensive environmental laws and regulations affecting many aspects of our present and future operations including air quality, water quality, waste management and other environmental considerations. These laws and regulations can result in increased capital, operating, and other costs, as a result of compliance, remediation, containment and monitoring obligations, particularly with regard to laws relating to power plant emissions and coalbed natural gas development. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

     There are no assurances that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have a material affect on our results of operations.

     Fidelity Exploration & Production Company, our indirect wholly owned subsidiary, has been named as a defendant in several lawsuits filed in connection with its coalbed natural gas development in the Powder River Basin in Montana and Wyoming. Fidelity believes the ultimate outcome of these actions would not have a material effect on its existing coalbed natural gas operations. However, if the plaintiffs are successful, which Fidelity does not currently anticipate, the ultimate outcome of the actions could have a material effect on Fidelity's future development of its coalbed natural gas properties.

     WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS THAT MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND OUR RESULTS OF OPERATIONS.

     We are subject to regulation by federal, state and local regulatory agencies with respect to, among other things, allowed rates of return, financings, industry rate structures, and recovery of purchased power and purchased gas costs. These governmental regulations significantly influence our operating environment and may affect our ability to recover costs from our customers. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on operating results from the future regulatory activities of any of these agencies.

     Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

     WE ARE DEPENDENT ON OUR ABILITY TO SUCCESSFULLY ACCESS CAPITAL MARKETS. INABILITY TO ACCESS CAPITAL MAY LIMIT OUR ABILITY TO EXECUTE BUSINESS PLANS, PURSUE IMPROVEMENTS OR MAKE ACQUISITIONS THAT WE MAY OTHERWISE RELY ON FOR FUTURE GROWTH.

     We rely on access to both short-term borrowings, including the issuance of commercial paper, and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from operations. If we are not able to access capital at competitive rates, the ability to implement our business plans may be adversely affected. Market disruptions or a downgrade of our credit ratings may increase the cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

   o A severe economic downturn
   o The bankruptcy of unrelated companies in the same line of business
   o Capital market conditions generally
   o Commodity prices
   o Terrorist attacks
   o Global events

     THERE ARE RISKS INVOLVED WITH THE GROWTH STRATEGIES OF OUR INDEPENDENT POWER PRODUCTION BUSINESS.

     The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, competition, inability to obtain required governmental permits and approvals and inability to negotiate acceptable acquisition, construction, fuel supply or other material agreements, as well as the risk of performance below expected levels of output or efficiency.

     Our plans to construct a 113-megawatt coal-fired electric generation station in Montana are pending. We purchased plant equipment and obtained all permits necessary to begin construction. NorthWestern Energy terminated the power purchase agreement for the energy from this plant in July 2002; however, we are pursuing other markets for the energy and we are studying our options regarding this project. We have suspended construction activities except for those items of a critical nature. At December 31, 2002, our investment in this project was approximately $23.1 million. If it is not economically feasible for us to construct and operate this facility or if alternate markets cannot be identified, an asset impairment may occur.

     THE VALUE OF OUR INVESTMENT IN FOREIGN OPERATIONS MAY DIMINISH DUE TO POLITICAL, REGULATORY AND ECONOMIC CONDITIONS AND CHANGES IN CURRENCY RATES IN COUNTRIES WHERE WE DO BUSINESS.

     We are subject to political, regulatory and economic conditions and changes in currency rates in foreign countries where we do business. Significant changes in the political, regulatory or economic environment in these countries could negatively affect the value of our investments located in these countries. Also, since we are unable to predict the fluctuations in the foreign currency exchange rates, these fluctuations may have an adverse impact on our results of operations.

     Our 49 percent equity method investment in a 200-megawatt natural gas-fired electric generation project in Brazil includes a power purchase agreement that contains an embedded derivative. This embedded derivative derives its value from an annual adjustment factor that largely indexes the contract capacity payments to the U.S. dollar. In addition, from time to time, other derivative instruments may be utilized. The valuation of these financial instruments, including the embedded derivative, can involve judgments, uncertainties and the use of estimates. As a result, changes in the underlying assumptions could affect the reported fair value of these instruments. These instruments could recognize financial losses as a result of volatility in the underlying fair values, or if a counterparty fails to perform.

     COMPETITION IS INCREASING IN ALL OF OUR BUSINESSES.

     All of our business segments are subject to increased competition. The independent power industry includes numerous strong and capable competitors, many of which have extensive experience in the operation, acquisition and development of power generation facilities. Utility services competition is based primarily on price and reputation for quality, safety and reliability. The construction materials products are marketed under highly competitive conditions and are subject to such competitive forces as price, service, delivery time and proximity to the customer. The electric utility and natural gas industries are also experiencing increased competitive pressures as a result of consumer demands, technological advances, deregulation, greater availability of natural gas-fired generation and other factors. Pipeline and energy services competes with several pipelines for access to natural gas supplies and gathering, transportation and storage business and the natural gas and oil production business is subject to competition in the acquisition and development of natural gas and oil properties.


                           FORWARD-LOOKING STATEMENTS

     We are including the risk factors described above and these cautionary statements in this prospectus to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us, or on our behalf. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions (many of which are based, in turn, upon further assumptions) and other statements which are other than statements of historical facts. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All these subsequent forward-looking statements, whether written or oral and whether made by us or on our behalf, are also expressly qualified by the risk factors above and these cautionary statements.

     Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation management's examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

     Any forward-looking statement contained in this document or any document incorporated by reference into this document speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of the factors, nor can it assess the effect of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

     Following are some specific factors that should be considered in addition to the risk factors described above for a better understanding of our financial condition. These factors, the risk factors described above and the other matters discussed in the prospectus are important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements included elsewhere in this prospectus.

   o Acquisition and disposal of assets or facilities
   o Changes in operation and construction of plant facilities
   o Changes in present or prospective generation
   o Changes in anticipated tourism levels
   o The availability of economic expansion or development opportunities
   o Population growth rates and demographic patterns
   o Market demand for energy from plants or facilities
   o Changes in tax rates or policies
   o Unanticipated project delays or changes in project costs
   o Unanticipated changes in operating expenses or capital expenditures
   o Labor negotiations or disputes
   o Inflation rates
   o Inability of various counterparties to meet their contractual obligations
   o Changes in accounting principles and/or the application of such principles to us
   o Changes in technology and legal proceedings
   o The ability to effectively integrate the operations of acquired companies


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and other reports and other information with the Securities and Exchange Commission. You can read and copy any information filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     In addition, the Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including MDU Resources.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information that we file with the Securities and Exchange Commission which means that we may disclose important information to you by referring you to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering. Any of those future filings will update, supersede and replace the information contained in any documents incorporated by reference in this prospectus at the time of the future filings.

     1. MDU Resources' Annual Report on Form 10-K for the year ended December 31, 2002 (including portions of the Annual Report to Stockholders);

     2.   MDU Resources' Current Report on Form 8-K, filed January 29, 2003;

     3.   MDU Resources' Current Report on Form 8-K, filed March 13, 2003;

     4. MDU Resources' Registration Statement on Form 8-A, filed September 21, 1994, Amendment No. 1 thereto, filed March 23, 2000 and Amendment No. 2 thereto, filed March 10, 2003.

     5. MDU Resources' Registration Statement on Form 8-A filed November 12, 1998, and Amendment No. 1 thereto, filed March 23, 2000; and

     6. Proxy Statement for an annual meeting of stockholders to be held on April 22, 2003.

     You may request a copy of these documents, at no cost to you, by writing or calling Office of the Treasurer, MDU Resources Group, Inc., Schuchart Building, 918 East Divide Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, telephone (701) 222-7900.

     You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

     Our consolidated financial statements for the year ended December 31, 2001, incorporated into this document by reference were audited by Arthur Andersen LLP. After reasonable efforts, we have not been able to obtain Arthur Andersen LLP's consent to the incorporation by reference of its audit report dated January 23, 2002 into the registration statement of which this prospectus is a part. Rule 437a under the Securities Act of 1933 permits us to file the registration statement and this prospectus without Arthur Andersen LLP's written consent, but as a result of the lack of Arthur Andersen LLP's consent, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act of 1933 and your right of recovery under that section may be limited.

     Upon the recommendations of the audit committee, our Board of Directors, in February 2002, approved the dismissal of Arthur Andersen LLP as our independent public accountants following the 2001 audit and, in March 2002, approved the selection of Deloitte & Touche LLP as independent public accountants for the 2002 fiscal year.


                            MDU RESOURCES GROUP, INC.

     We are a diversified natural resource company which was incorporated under the laws of the state of Delaware in 1924. Our principal executive offices are at the Schuchart Building, 918 East Divide Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, telephone (701) 222-7900.

     Montana-Dakota Utilities Co., one of our public utility divisions, through the electric and natural gas distribution segments, generates, transmits and distributes electricity and distributes natural gas in the states of North Dakota, South Dakota, Montana and Wyoming. Great Plains Natural Gas Co., another one of our public utility divisions, distributes natural gas in southeastern North Dakota and western Minnesota. These operations also supply related value-added products and services in the northern Great Plains.

     Through our wholly owned subsidiary, Centennial Energy Holdings, Inc., we own WBI Holdings, Inc., Knife River Corporation, Utility Services, Inc., Centennial Energy Resources LLC and Centennial Holdings Capital LLC.

     WBI Holdings is comprised of the pipeline and energy services and the natural gas and oil production segments. The pipeline and energy services segment provides natural gas transportation, underground storage and gathering services through regulated and nonregulated pipeline systems primarily in the Rocky Mountain and northern Great Plains regions of the United States. The pipeline and energy services segment also provides energy-related management services, including cable and pipeline magnetization and locating. The natural gas and oil production segment is engaged in natural gas and oil acquisition, exploration and production activities primarily in the Rocky Mountain region of the United States and in the Gulf of Mexico.

     Knife River mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mixed concrete, cement, asphalt and other value-added products, as well as performing integrated construction services, in the north central and western United States, including Alaska and Hawaii.

     Utility Services is a diversified infrastructure company specializing in electric, gas and telecommunication utility construction, as well as industrial and commercial electrical, exterior lighting and traffic signalization throughout most of the United States. Utility Services also provides related specialty equipment manufacturing, sales and rental services.

     Centennial Resources owns electric generating facilities in the United States. Electric capacity and energy produced at these facilities is sold under long-term contracts to nonaffiliated entities. Centennial Resources also invests in potential new growth and synergistic opportunities that are not directly being pursued by the other business units. These activities are reflected in the independent power production segment.

     Centennial Capital insures and reinsures various types of risks as a captive insurer for certain of our subsidiaries. The function of the captive is to fund the deductible layers of the insured companies' general liability and automobile liability coverages. Centennial Capital also owns some real and personal property and contract rights. These activities are reflected in the independent power production segment.

     Through our wholly owned subsidiary, Centennial Energy Resources International Inc, we have an investment in an electric generating facility in Brazil. Electric capacity and energy produced at this facility is sold under a long-term contract to a nonaffiliated entity. Centennial International invests in projects outside the United States which are consistent with our philosophy, growth strategy and areas of expertise. These activities are reflected in the independent power production segment.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our ratio of earnings to fixed charges for the periods indicated:

                         Fiscal Years Ended December 31,
     ----------------------------------------------------------------------
          2002          2001          2000          1999          1998
          4.9           5.4           4.2           4.5           2.5


                                 USE OF PROCEEDS

     Except as may otherwise be set forth in the prospectus supplement, the net proceeds from the sale of the securities may be used for the refunding of outstanding debt obligations, for corporate development purposes (including the potential acquisition of businesses and/or business assets), and for other general business purposes.


                       DESCRIPTION OF THE DEBT SECURITIES

     The following description sets forth the general terms and provisions of the Debt Securities that we may offer by this prospectus. We will describe the particular terms of the Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

     We may issue the Debt Securities from time to time in the future, in one or more series, under an indenture as it may be supplemented from time to time (Indenture) between us and The Bank of New York, as trustee, or the Indenture Trustee. A form of the Indenture is filed as an exhibit to the registration statement relating to the Debt Securities.

     The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of some of the terms used in the Indenture. We also include references in parentheses to some of the sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this document or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of each series of Debt Securities described in the applicable prospectus supplement or supplements. The Indenture has been qualified under the Trust Indenture Act, and you should also refer to the Trust Indenture Act for provisions that apply to the Debt Securities.

     There is no requirement under the Indenture that future issuances of debt securities be issued exclusively under the Indenture, and we will be free to employ other indentures or agreements containing provisions different from those included in the Indenture or applicable to one or more issues of debt securities, in connection with future issues of the other debt securities.

GENERAL

     The Indenture permits us to issue an unlimited amount of Debt Securities from time to time. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of that series. This means that we may from time to time, without the consent of the existing holders of the Debt Securities of any series, create and issue additional Debt Securities of a series having the same terms and conditions as the previously-issued Debt Securities of that series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the previously-issued Debt Securities of that series. For more information, see the discussion below under "Issuance of Additional Debt Securities."

     Until the Release Date (described below), the Debt Securities will be issued on the basis of, and primarily secured by, (a) the lien of one or more series of First Mortgage Bonds issued by us under the Mortgage (as these terms are defined below under DESCRIPTION OF THE FIRST MORTGAGE BONDS) and any other Class A Bonds issued by us and delivered by us to the Indenture Trustee and (b) the lien of the Indenture on our Electric and Gas Utility Property (as defined below under "Lien of the Indenture"). On the Release Date, the Debt Securities will cease to be secured and will become our unsecured general obligations, ranking on a parity with our other senior unsecured indebtedness. For more information, see the discussions below under "Security," "Issuance of Additional Debt Securities" and "Discharge of Lien; Release Date").

     A prospectus supplement and an officer's certificate relating to any series of Debt Securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

o  the title of the Debt Securities;

o  any limit upon the total principal amount of the Debt Securities;

o the dates, or the method to determine these dates, on which the principal of the Debt Securities will be payable and how it will be paid;

o the interest rate or rates which the Debt Securities will bear, or how the rate or rates will be determined, the interest payment dates for the Debt Securities and the regular record dates for interest payments;

o  any right to delay the interest payments for the Debt Securities;

o the percentage, if less than 100%, of the principal amount of the Debt Securities that will be payable if the maturity of the Debt Securities is accelerated;

o any date or dates on which the Debt Securities may be redeemed at our option and any restrictions on those redemptions;

o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

o any additions to the events of default under the Indenture or additions to our covenants under the Indenture for the benefit of the holders of Debt Securities;

o if the Debt Securities will be issued in denominations other than multiples of $1,000;

o if payments on the Debt Securities may be made in a currency or currencies other than United States dollars; and, if so, the means through which the equivalent principal amount of any payment in United States dollars is to be determined for any purpose;

o any rights or duties of another entity to assume our obligations with respect to the Debt Securities;

o  any collateral, security, assurance or guarantee for the Debt Securities;
   and

o any other terms of the Debt Securities not inconsistent with the terms of the Indenture.

(Indenture, Section 301.)

     We may sell Debt Securities at a discount below their principal amount. United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any Debt Securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the Indenture will not afford holders of Debt Securities protection in the event of a highly-leveraged transaction involving us.

REDEMPTION

     We will set forth any terms for the redemption of Debt Securities of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Debt Securities redeemable at the option of the holder of those Debt Securities, Debt Securities will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. (Indenture, Section 504.) If less than all of the Debt Securities of any series or any tranche thereof are to be redeemed, the Indenture Trustee will select the Debt Securities to be redeemed. In the absence of any provision for selection, the Indenture Trustee will choose a method of random selection as it deems fair and appropriate. (Indenture, Section 503.)

     Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date upon surrender of any Debt Security for redemption. (Indenture, Section 505.) If only part of a Debt Security is redeemed, the Indenture Trustee will deliver to the holder of the Debt Security a new Debt Security of the same series for the remaining portion without charge. (Indenture, Section 506.)

     We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the Debt Securities. (Indenture, Section 504.)

PAYMENT AND PAYING AGENTS

     Except as may be provided in the applicable prospectus supplement, interest, if any, on each Debt Security payable on any interest payment date will be paid to the person in whose name that Debt Security is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Debt Security, the defaulted interest may be paid to the holder of that Debt Security as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of the defaulted interest or in any other manner permitted by any securities exchange on which that Debt Security may be listed, if the Indenture Trustee finds it workable. (Indenture, Section 307.)

     Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest on the Debt Securities at maturity will be payable upon presentation of the Debt Securities at the corporate trust office of The Bank of New York, in the city of New York, as our paying agent. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to payment. We may change the place of payment on the Debt Securities, appoint one or more additional paying agents (including
MDU) and remove any paying agent, all at our discretion. (Indenture, Section
702.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of the Indenture Trustee in New York, New York. (Indenture, Section 305.) We may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the Debt Securities. (Indenture, Section 702.) Unless otherwise specified in the applicable prospectus supplement, no service charge will be made for any registration of transfer or exchange of the Debt Securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. We will not be required to execute or to provide for the registration, transfer or exchange of any Debt Security

o  during the 15 days before an interest payment date;

o  during the 15 days before giving any notice of redemption; or

o selected for redemption except the unredeemed portion of any Debt Security being redeemed in part.

(Indenture, Section 305.)

SECURITY

     Except as described below under this heading and under "Issuance of Additional Debt Securities," and subject to the exceptions discussed under "Discharge of Lien; Release Date," all Debt Securities will be secured, equally and ratably, by:

     (1) the first lien of an equal principal amount of First Mortgage Bonds delivered by us to the Indenture Trustee, and other Class A Bonds as described below; as discussed under DESCRIPTION OF THE FIRST MORTGAGE BONDS - "Security and Priority," the Mortgage constitutes a first mortgage lien on the Mortgaged Property; and

     (2) the lien of the Indenture, which is junior to the lien of the Mortgage, upon our Electric and Gas Utility Property (as defined below under Lien of the Indenture). If we acquire any property that is subject to a Class A Mortgage (as described below), the lien of the Indenture would be junior to the lien of that Class A Mortgage with respect to any of our Electric and Gas Utility Property subject to the lien of that Class A Mortgage.

     See "Discharge of Lien; Release Date" for a discussion of provisions of the Indenture pursuant to which, subject to the satisfaction of the specified conditions, the lien of the Indenture would be discharged and the Debt Securities would become our unsecured obligations.

CLASS A BONDS

     As discussed below under "Consolidation, Merger and Conveyance of Assets," we will be permitted to merge or consolidate with another company upon meeting specified requirements. Following a merger or consolidation of another company into us, we could deliver to the Indenture Trustee first mortgage bonds issued under an existing mortgage on the properties of the other company as the basis for the issuance of additional Debt Securities. In this event, the Debt Securities would be secured, additionally, by the first lien of the first mortgage bonds and by the lien of the Indenture on the mortgaged property acquired from the other company, which would be junior to the lien of the existing mortgage. The Mortgage and all the other mortgages are collectively referred to in this document as the "Class A Mortgages," and all first mortgage bonds issued under the Class A Mortgages are collectively referred to in this document as the "Class A Bonds." (Indenture, Section 1706.)

     Class A Bonds, including First Mortgage Bonds, that are the basis for the authentication and delivery of Debt Securities (a) will be delivered to, and registered in the name of, the Indenture Trustee or its nominee and will be owned and held by the Indenture Trustee, subject to the provisions of the Indenture, for the benefit of the holders of all Debt Securities outstanding from time to time; (b) will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as the Debt Securities; and
(c)(i) may, but need not, bear interest and (ii) may, but need not, contain provisions for their redemption at our option, any redemption to be made at a redemption price or prices not less than the principal amount of the Class A Bonds. (Indenture, Sections 1602 and 1701). To the extent that Class A Bonds do not bear interest, holders of Debt Securities will not have the benefit of the lien of a Class A Mortgage in respect of an amount equal to accrued interest, if any, on the Debt Securities; however, the holders will nevertheless have the benefit of the lien of the Indenture in respect of the amount of accrued interest.

     Any payment by us of principal of or premium or interest on the Class A Bonds delivered to and held by the Indenture Trustee will be applied by the Indenture Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Debt Securities which is then due. Our obligation under the Indenture to make payment in respect of the Debt Securities will be deemed satisfied and discharged to the extent of the payment. If, at the time of any payment of principal of Class A Bonds, there is no principal then due in respect of the Debt Securities, the proceeds of the payment will constitute "Funded Cash" and will be held by the Indenture Trustee as part of the collateral for the Debt Securities, to be withdrawn, used or applied as provided in the Indenture. If, at the time of any payment of premium or interest on Class A Bonds, there is no premium or interest then due on the Debt Securities, the payment will be remitted to us at our request; except that, if any event of default under the Indenture, as described below, has occurred and is continuing, the payment will be held as part of the collateral for the Debt Securities until the event of default under the Indenture has been cured or waived. (Indenture, Section 1702). See "Withdrawal of Cash" below.

     Any payment by us on Debt Securities authenticated and delivered on the basis of the delivery to the Indenture Trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of the Class A Bonds) will, to that extent, be deemed to satisfy and discharge our obligations, if any, to make a corresponding payment, in respect of the Class A Bonds which is then due. (Indenture, Section 1702).

     The Indenture Trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Indenture. (Indenture, Section 1704.) At the time any Debt Securities that have been authenticated and delivered upon the basis of Class A Bonds cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of the Class A Bonds), the Indenture Trustee will surrender to us, or upon our order, an equal principal amount of the Class A Bonds. (Indenture, Section 1703.)

     When the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Indenture Trustee, does not exceed the greater of 5% of the net book value of our Electric and Gas Utility Property (as described below) or 5% of our Capitalization (as described below), then, at our request and subject to satisfaction of specified conditions, the Class A Bonds held by the Indenture Trustee will be deemed satisfied and discharged, the Indenture Trustee will surrender the Class A Bonds for cancellation, and the Debt Securities will become our senior unsecured debt, subject to Permitted Secured Debt and the exceptions described below. (Indenture, Section 1811.) See "Discharge of Lien; Release Date" below.

     At the date of this prospectus, the only Class A Mortgage is the Mortgage, and the only Class A Bonds issuable at this time are First Mortgage Bonds issuable under the Mortgage. When all of the outstanding First Mortgage Bonds which are not held by the Indenture Trustee do not exceed the greater of 5% of the net book value of our Electric and Gas Utility Property or 5% of our Capitalization, and assuming no other Class A Mortgage exists at the time, the Indenture may become unsecured.

     "Capitalization " means the total of all the following items appearing on, or included in, our unconsolidated balance sheet; (i) liabilities for indebtedness maturing more than 12 months from the date of determination, and
(ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization is determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

LIEN OF THE INDENTURE

     The Indenture creates a lien on substantially all of our fixed electricity generation, transmission and distribution, and natural gas distribution, properties owned by us immediately prior to July 1, 2000, together with improvements, extensions and additions to, and renewals, replacements and substitutions of or for, any part or parts of these properties, other than Excepted Property (as defined below). At the date of this prospectus, these properties are located in the states of North Dakota, South Dakota, Montana and Wyoming. These properties, regardless of whether the Release Date has occurred, are sometimes referred to as our "Electric and Gas Utility Property." At the date of this prospectus, substantially all of this property is included within the category of property, plant and equipment on our balance sheet, this property had a net book value as of December 31, 2002 of approximately $369.1 million, and this property, while subject to the lien of the Indenture, is also subject to the prior lien of the Mortgage. For so long as the Release Date has not occurred, the Debt Securities will have the benefit of the first mortgage lien of the Mortgage on the Mortgaged Property to the extent of the aggregate principal amount of First Mortgage Bonds held by the Indenture Trustee, and also the benefit of the lien of any additional Class A Mortgage on any property subject to that Class A Mortgage to the extent of the aggregate principal amount of Class A Bonds, issued under that Class A Mortgage, held by the Indenture Trustee.

PERMITTED LIENS

     The lien of the Indenture is subject to Permitted Liens described in the Indenture. These Permitted Liens include liens existing at the execution date of the Indenture such as the lien of the Mortgage, liens on property at the time we acquire the property such as the lien of any other Class A Mortgage, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics', construction and materialmen's liens, specified judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, our property, specified leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those Persons in the property, liens which have been bonded or for which other security arrangements have been made, liens created in connection with the issuance of tax-exempt bonds, purchase money liens and liens related to the construction or acquisition of property, or the development or expansion of property, liens which secure specified Debt Securities equally and ratably with other obligations, and additional liens on any of our property (other than Excepted Property, as described below) to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of our Net Tangible Assets (as described below) or 10% of our Capitalization. (Indenture, Granting Clauses and Sections 101 and 707.)

     The Indenture provides that the Indenture Trustee will have a lien, prior to the lien on behalf of the holders of Debt Securities, upon the collateral for the Debt Securities for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (Indenture, Section 1007.) This lien would be a Permitted Lien under the Indenture.

EXCEPTED PROPERTY

     The lien of the Indenture does not cover, among other things, the following types of property:

o all properties acquired by us on or after July 1, 2000, including the properties acquired in the merger with Great Plains Energy Corp. and Great Plains Natural Gas Co. (which include all our gas distribution properties located in the state of Minnesota and certain gas distribution properties located in the southeastern part of North Dakota), but excluding improvements, extensions and additions to, and renewals, replacements and substitutions of or for, any part or parts of the fixed electricity generation, transmission and distribution, and natural gas distribution, properties owned by us immediately prior to July 1, 2000 unless otherwise excepted from the lien of the Indenture;

o all property of subsidiaries, including Centennial Energy Holdings, Inc., WBI Holdings, Inc., Knife River Corporation, Utility Services, Inc., Centennial Energy Resources LLC, Centennial Holdings Capital LLC, Centennial Energy Resources International Inc, Fidelity Exploration & Production Company and any other subsidiaries;

o all cash and securities (including the capital stock of the subsidiaries mentioned in the preceding bullet and any other subsidiaries) not paid, deposited or held under the Indenture, and all policies of insurance on the lives of our officers;

o all contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, transition property, claims, demands and judgments;

o all governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles;

o  all vehicles, movable equipment, aircraft and vessels;

o all merchandise and appliances acquired for the purpose of resale in the ordinary course and conduct of our business, and all materials and supplies held for consumption in operation or held in advance of use thereof for fixed capital purposes;

o all electric energy, gas, steam and other materials and products generated, manufactured, produced or purchased by us for sale, distribution or use in the ordinary course and conduct of our business;

o all property which is the subject of a lease agreement designating us as lessee, and all our right, title and interest in and to the property and in, to and under the lease agreement, whether or not the lease agreement is intended as security;

o all property which prior to the execution date of the Indenture has been released from the lien of the Mortgage;

o all property which subsequent to the execution date of the Indenture has been released from the lien of the Indenture; and

o any and all property not acquired or constructed by us for use in our electricity generation, transmission and distribution, and natural gas distribution business.

We sometimes refer to property of ours not covered by the lien of the Indenture as "Excepted Property." (Indenture, Granting Clauses.)

     We may enter into supplemental indentures with the Indenture Trustee, without the consent of the holders, in order to subject additional property (including property that would otherwise be excepted from the lien) to the lien of the Indenture. (Indenture, Section 1301.) This property would then constitute Property Additions and part of the collateral for the Debt Securities, and would be available as a basis for the issuance of Debt Securities. See "Issuance of Additional Debt Securities."

     The Indenture provides that after-acquired properties (other than Excepted Property) that are improvements, extensions or additions to, or renewals, replacements or substitutions of or for, any part or parts of our Electric and Gas Utility Property will be subject to the lien of the Indenture. (Indenture, Second Granting Clause.) We may also elect to subject additional property to the lien of the Indenture by amending the Indenture.

     See "Discharge of Lien; Release Date" for a discussion of provisions of the Indenture pursuant to which, subject to the satisfaction of specified conditions, all the collateral for the Debt Securities would be released from the lien of the Indenture, the Class A Bonds held by the Indenture Trustee would be surrendered for cancellation, and Debt Securities would become our unsecured obligations.

ISSUANCE OF ADDITIONAL DEBT SECURITIES

     Subject to the issuance restrictions described below, the maximum principal amount of Debt Securities that may be authenticated and delivered under the Indenture is unlimited. (Indenture, Section 301.) Prior to the Release Date, Debt Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

o the aggregate principal amount of Class A Bonds delivered to the Indenture Trustee;

o 70% of the Cost or Fair Value to us (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Debt Securities, the release of collateral for the Debt Securities or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after specified deductions and additions, primarily including adjustments to offset property retirements;

o the aggregate principal amount of retired Debt Securities, but if Class A Bonds had been made the basis for the authentication and delivery of the retired Debt Securities, only after the discharge of the related Class A Mortgage; or

o  an amount of cash deposited with the Indenture Trustee.

(Indenture, Sections 1602 through 1605.)

     Property Additions generally include any property that is owned by us and is subject to the lien of the Indenture. (Indenture, Section 103.)

     We expect that, until the Release Date, we will issue Debt Securities primarily on the basis of First Mortgage Bonds. However, we have the right to issue additional Debt Securities on the basis of Property Additions, retired Debt Securities and cash deposits, and Class A Bonds not issued under the Mortgage.

RELEASE OF PROPERTY

     Unless an event of default under the Indenture has occurred and is continuing, we may obtain the release from the lien of the Indenture of any collateral for the Debt Securities, except for cash held by the Indenture Trustee, upon delivery to the Indenture Trustee of an amount in cash equal to the amount, if any, by which the Cost of the property to be released (or, if less, the Fair Value to us of the property at the time it became Funded Property) exceeds the aggregate of:

o an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Indenture Trustee;

o an amount equal to the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after specified deductions and additions, primarily including adjustments to offset property retirements (except that these adjustments need not be made if the Property Additions were acquired or made within the 90-day period preceding the release);

o the aggregate principal amount of Debt Securities that we would be entitled to issue on the basis of retired Debt Securities (with the entitlement being waived by operation of the release);

o any amount of cash and/or an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released delivered to the trustee or other holder of a lien prior to the lien of the Indenture, subject to specified limitations described below;

o the aggregate principal amount of Debt Securities delivered to the Indenture Trustee (with the Debt Securities to be canceled by the Indenture Trustee); and

o any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Indenture, Section 1803.)

     Property that is not Funded Property may generally be released from the lien of the Indenture without depositing any cash or property with the Indenture Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after some deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (Indenture, Section 1804.)

     The Indenture provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Indenture Trustee. (Indenture Sections 1802, 1805, 1807 and 1808.)

     If we retain any interest in any property released from the lien of the Indenture, the Indenture will not become a lien on the property or the interest in the property or any improvements, extensions or additions to, or any renewals, replacements or substitutions of or for, any part or parts of the property. (Indenture, Section 1810.)

WITHDRAWAL OF CASH

     Unless an event of default under the Indenture has occurred and is continuing, and subject to specified limitations, cash held by the Indenture Trustee may, generally, (1) be withdrawn by us (a) to the extent of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after specified deductions and additions, primarily including adjustments to offset retirements (except that these adjustments need not be made if the Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Debt Securities that we would be entitled to issue on the basis of retired Debt Securities (with the entitlement to the issuance being waived by operation of the withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Debt Securities delivered to the Indenture Trustee, or (2) upon our request, be applied to (a) the purchase of Debt Securities or (b) the payment (or provision for payment) at stated maturity of any Debt Securities or the redemption (or provision for payment) of any Debt Securities which are redeemable (Indenture, Section 1806); except that cash deposited with the Indenture Trustee as the basis for the authentication and delivery of Debt Securities, as well as cash representing a payment of principal of Class A Bonds, may, in addition, be withdrawn in an amount equal to the aggregate principal amount of Class A Bonds delivered to the Indenture Trustee. (Indenture, Sections 1605 and 1702.)

DISCHARGE OF LIEN; RELEASE DATE

     At any time when the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Indenture Trustee, does not exceed the greater of 5% of the net book value of our Electric and Gas Utility Property or 5% of our Capitalization, the Indenture may be amended and supplemented, without the consent of the holders of Debt Securities or any other Debt Securities, to eliminate all terms and conditions relating to collateral for the Debt Securities, with the result that our obligations under the Indenture and the Debt Securities would be entirely unsecured. We refer to the date on which the elimination of collateral occurs as the "Release Date."

     The occurrence of the Release Date is subject to our delivery of the following documents to the Indenture Trustee:

o a company order requesting execution and delivery by the Indenture Trustee of a supplemental indenture and other instruments necessary to discharge, cancel, terminate or satisfy the lien of the Indenture;

o  an officer's certificate stating that

          (1) to the knowledge of the officer, no event of default under the Indenture has occurred and is continuing; and

          (2) the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Indenture Trustee, does not exceed the greater of 5% of the net book value of our Electric and Gas Utility Property or 5% of our Capitalization; and

o an opinion of counsel to the effect that none of our Electric and Gas Utility Property, other than Excepted Property, is subject to any lien other than the lien of the Indenture and Permitted Liens.

     Upon the execution and delivery of the amendment of the Indenture as contemplated above, the lien of the Indenture will be deemed to have been satisfied and discharged and the Indenture Trustee will release the collateral for the Debt Securities from the lien of the Indenture and surrender all Class A Bonds held by the Indenture Trustee under the Indenture to the respective Class A Trustee for cancellation. (Indenture, Section 1811.)

     As of December 31, 2002, we had $35 million aggregate principal amount outstanding of a series of First Mortgage Bonds that is not redeemable prior to maturity and matures on April 1, 2012. Unless we purchase or defease some of this series of First Mortgage Bonds or increase the net book value of our Electric and Gas Utility Property or our Capitalization to at least $700 million, a Release Date is unlikely to occur prior to April 1, 2012.

LIMITATION ON SECURED DEBT

     So long as any of the Debt Securities remain outstanding, we will not issue any Secured Debt other than Permitted Secured Debt (in each case as defined below) without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

o we make effective provision whereby all Debt Securities then outstanding will be secured equally and ratably with the Secured Debt; or

o we deliver to the Indenture Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures the Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the Debt Securities then outstanding and meeting other requirements set forth in the Indenture.

     "Secured Debt" means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property (other than Excepted Property). For purposes of this covenant, any Capitalized Lease Liabilities will be deemed to be Debt secured by a lien on our property.

     "Debt" means:

o our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay the borrowed money;

o  any guaranty by us of any indebtedness of another person; and

o  any Capitalized Lease Liabilities.

     "Debt" does not include, among other things:

o indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

o any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

o obligations under any lease agreement that are not Capitalized Lease Liabilities; or

o any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right of way purposes.

     "Permitted Secured Debt" means, as of any particular time:

o  Class A Bonds and Debt Securities issued prior to the Release Date;

o Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any the Secured Debt by or with Secured Debt that matures less than one year from the date of the refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

o Secured Debt secured by Purchase Money Liens or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any the Secured Debt; provided, however, that no Purchase Money Lien or other Lien of this type will extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to the property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

o Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of the governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

o Secured Debt (i) which is related to the construction or acquisition of property not previously owned by us or (ii) which is related to the financing of a project involving the development or expansion of our property and (iii) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of the transaction or the project financed with the proceeds of the transaction (or the proceeds of the property or the project); and any refundings, refinancings and/or replacements of any Secured Debt by or with Secured Debt described in clause (iii) above; and

o in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of our Net Tangible Assets or 10% of our Capitalization.

     "Net Tangible Assets" means the amount shown as total assets on our unconsolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

     "Capitalized Lease Liabilities" means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

(Indenture, Section 707.)

DEFEASANCE

     We will be discharged from our obligations on the Debt Securities of a particular series if we irrevocably deposit with the Indenture Trustee or any paying agent, other than us, sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of Debt Securities. (Indenture, Section 801.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS

     Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease as or substantially as an entirety to any entity our Electric and Gas Utility Property, unless:

o the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases our Electric and Gas Utility Property as, or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the Indenture and if the consolidation, merger, conveyance, sale or other transfer occurs prior to the Release Date, confirms the lien of the Indenture on the collateral for the Debt Securities;

o in the case of a lease, the lease is made expressly subject to termination by us or by the Indenture Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Indenture;

o we shall have delivered to the Indenture Trustee an officer's certificate and an opinion of counsel as provided in the Indenture; and

o immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing.

(Indenture, Section 1201.) In the case of the conveyance or other transfer of the Electric and Gas Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations under the Indenture and on the Debt Securities then outstanding unless we elect to waive release and discharge. (Indenture, Section 1204.)

     The Indenture does not prevent or restrict:

o any conveyance or other transfer, or lease, of any part of our Electric and Gas Utility Property that does not constitute the entirety, or substantially the entirety, of our Electric and Gas Utility Property; or (Indenture, Section 1205.)

o any conveyance, transfer or lease of any of our properties where we retain Electric and Gas Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the Debt Securities with respect to the Electric and Gas Utility Property, other than any Class A Bonds held by the Indenture Trustee. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select and that is approved by the Indenture Trustee. (Indenture, Section 1206.)

The terms of the Indenture do not restrict us in a merger in which we are the surviving entity. (Indenture, Section 1205.)

EVENTS OF DEFAULT

     "Event of default," when used in the Indenture with respect to Debt Securities, means any of the following:

o  failure to pay interest on any Debt Security for 30 days after it is due;

o failure to pay the principal of or any premium on any Debt Security when due;

o failure to perform any other covenant in the Indenture that continues for 90 days after we receive written notice from the Indenture Trustee, or we and the Indenture Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities;

o events of bankruptcy, insolvency or our reorganization as specified in the Indenture;

o as long as the Indenture Trustee holds any outstanding Class A Bonds which were delivered as the basis for the authentication and delivery of outstanding Debt Securities, the occurrence of a matured event of default under the related Class A Mortgage (other than a matured event of default which (i) is not a failure to make payments on Class A Bonds and is not of similar kind or character to the event of default relating to events of bankruptcy, insolvency or reorganization, referred to above, and (ii) has not resulted in the acceleration of the outstanding Class A Bonds under the Class A Mortgage); provided, however, that the waiver or cure of the event of default under a Class A Mortgage will constitute a waiver and cure of the corresponding event of default under the Indenture, and the rescission and annulment of the consequences thereof will constitute a rescission and annulment of the corresponding consequences under the Indenture; or

o any other event of default included in any supplemental indenture or officer's certificate for that series of Debt Securities.

(Indenture, Sections 901 and 1301.)

REMEDIES

     If an event of default under the Indenture occurs and is continuing, then the Indenture Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities may declare the principal amount of all of the Debt Securities to be due and payable immediately.

     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the event of default under the Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

o  we have paid or deposited with the Indenture Trustee a sum sufficient to pay:

          (1)  all overdue interest on all outstanding Debt Securities;
          (2) the principal of and premium, if any, on the outstanding Debt Securities that have become due otherwise than by the declaration of acceleration and overdue interest thereon;
          (3)  interest on overdue interest to the extent lawful; and
          (4)  all amounts due to the Indenture Trustee under the Indenture; and

o any other event of default under the Indenture with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture.

(Indenture, Section 902.)

     There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

     Subject to the Indenture, under specified circumstances and to the extent permitted by law, if an event of default under the Indenture occurs and is continuing prior to the Release Date, the Indenture Trustee has the power to appoint a receiver of the collateral for the Debt Securities, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Indenture, Section 917.)

     Upon the occurrence and continuance of an event of default under the Indenture after the Release Date, the remedies of the Indenture Trustee and the holders under the Indenture would be limited to the rights of unsecured creditors.

     In addition to every other right and remedy provided in the Indenture, the Indenture Trustee may exercise any right or remedy available to the Indenture Trustee in its capacity as owner and holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an event of default under the Indenture has occurred and is continuing. (Indenture, Section 916.)

     Other than its duties in case of an event of default under the Indenture, the Indenture Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Indenture Trustee a reasonable indemnity. (Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any power conferred upon the Indenture Trustee. The Indenture Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 912.)

     No holder of Debt Securities will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:

o the holder has previously given to the Indenture Trustee written notice of a continuing event of default under the Indenture;

o the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series have made a written request to the Indenture Trustee, and have offered reasonable indemnity to the Indenture Trustee to institute proceedings; and

o the Indenture Trustee has failed to institute any proceeding for 60 days after notice and has not received during that period any direction from the holders of a majority in aggregate principal amount of the outstanding Debt Securities, inconsistent with the written request of holders referred to above.

     (Indenture, Section 907.) However, these limitations do not apply to a suit by a holder of an Debt Security for payment of the principal, premium, if any, or interest on the Debt Security on or after the applicable due date. (Indenture, Section 908.)

     We will provide to the Indenture Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 705.)

MODIFICATION AND WAIVER

     Without the consent of any holder of Debt Securities, we and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

o to evidence the assumption by any permitted successor of our covenants in the Indenture and in the Debt Securities;

o to permit an entity acquiring a substantial portion of our Electric and Gas Utility Property to assume a pro rata share of the outstanding Debt Securities based upon the net book value of the Electric and Gas Utility Property acquired by that entity and to release us and our properties from any obligations or liens under the Indenture with respect to those assumed Debt Securities, provided that the assumed Debt Securities will be secured by a lien on the acquired Electric and Gas Utility Property to substantially the same extent and upon substantially the same terms as provided in the Indenture except for the substitution of the acquiring entity for us;

o to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Debt Securities, or to surrender any right or power conferred upon us;

o to add additional events of default under the Indenture for all or any series of Debt Securities;

o to change or eliminate or add any provision to the Indenture; provided, however, if the change will adversely affect the interests of the holders of Debt Securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of Debt Securities of such series has been obtained in accordance with the Indenture; or

          (2) when no Debt Securities of the affected series remain outstanding under the Indenture;

o  to provide additional security for any Debt Securities;

o to establish the form or terms of Debt Securities of any other series as permitted by the Indenture;

o to provide for the authentication and delivery of bearer securities with or without coupons;

o to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

o to provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

o to change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to us may be served;

o to amend and restate the Indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Debt Securities of any series in any material respect;

o  to cure any ambiguity or inconsistency; or

o after the Release Date, to amend the Indenture to eliminate any provisions related to the lien of the Indenture, collateral for the Debt Securities and Class A Bonds which are no longer applicable.

(Indenture, Section 1301.)

     The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by us with some restrictive provisions of the Indenture. (Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding Debt Securities may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of any series affected. (Indenture, Section 913.)

     The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series that are directly affected, considered as one class, will be required. No amendment or modification may without the consent of all the holders of the Debt Securities of all series then outstanding:

o change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security;

o create any lien ranking prior to the lien of the Indenture with respect to more than 10% of the collateral for the Debt Securities or, except as provided in the Indenture in connection with releases, the withdrawal of cash held by the Indenture Trustee and the Release Date, terminate the lien of the Indenture on more than 10% of the collateral for the Debt Securities or deprive any holder of the benefits of the security of the lien of the Indenture;

o reduce the percentage in principal amount of the outstanding Debt Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

o modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series.

     A supplemental indenture that changes the Indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under the Indenture of the holders of the Debt Securities of any other series. (Indenture, Section 1302.)

     The Indenture provides that Debt Securities owned by us or anyone else required to make payment on the Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

     We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or similar act of the holders, but we have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Debt Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Debt Securities will be computed as of the record date.

     Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any Debt Security will bind every future holder of that Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange for that Debt Security. A transferee will also be bound by acts of the Indenture Trustee or us in reliance thereon, whether or not notation of that action is made upon the Debt Security. (Indenture, Section 106.)

VOTING OF CLASS A BONDS

     The Indenture provides that the Indenture Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Debt Securities, attend meetings of bondholders under the related Class A Mortgage, or deliver its proxy in connection with those meetings, that relate to matters with respect to which it, as a holder, is entitled to vote or consent. The Indenture provides that, so long as no event of default under the Indenture has occurred and is continuing, the Indenture Trustee will, as holder of the Class A Bonds, vote or consent (without any consent or other action by the holders of the Debt Securities, except as described in the proviso of paragraph (7) below) in favor of any amendments or modifications to the Class A Mortgage of substantially the same tenor and effect as follows:

     (1) to modify any Class A Mortgage to allow us to issue Class A Bonds up to 70% of the lower of (a) the fair value to us of the property subject to the lien of that Class A Mortgage as of a valuation date specified by us and (b) the cost of that property as of the valuation date;

     (2)  to make certain technical amendments to the Mortgage;

     (3) to delete the net earnings test for the issuance of Class A Bonds and all references to it in any Class A Mortgage;

     (4) to amend any Class A Mortgage so we may pay dividends and distributions to our common stockholders and repurchase our common stock so long as our shareholders' equity is positive;

     (5) to amend any Class A Mortgage to permit an entity acquiring a substantial portion of the property subject to the lien of that Class A Mortgage to assume a pro rata share of the outstanding Class A Bonds issued under that Class A Mortgage based upon the net book value of that property acquired by that entity and to release us and our properties from any obligations or liens under that Class A Mortgage with respect to those assumed Class A Bonds, provided that the assumed Class A Bonds will be secured by a first lien on that acquired property to substantially the same extent and upon substantially the same terms as provided in that Class A Mortgage except for the substitution of the acquiring entity for us;

     (6) to conform any provision of a Class A Mortgage in all material respects to the correlative provision of the Indenture, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Indenture, to delete from a Class A Mortgage any provision to which the Indenture contains no correlative provision and any combination of the foregoing; and/or

     (7) with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in clauses (1) through (6) above, vote all the Class A Bonds delivered under the Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under the Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under the Class A Mortgage; provided, however, that the Indenture Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Indenture, would require the consent of holders of Debt Securities as described under "Modification and Waiver," without the prior consent of holders of Debt Securities which would be required for an amendment or modification of the Indenture. (Indenture, Section 1705.)

     As described more fully in DESCRIPTION OF THE FIRST MORTGAGE BONDS - "Modification" below, we may make amendments to, or eliminate some of the covenants in, the Mortgage with the consent of the holders of 60% of the outstanding First Mortgage Bonds issued under the Mortgage. A holder of Debt Securities would no longer benefit from the covenants contained in the Mortgage should the Indenture Trustee vote these First Mortgage Bonds to amend or eliminate the covenants as described above.

RESIGNATION OF A TRUSTEE

     The Indenture Trustee may resign at any time by giving written notice to us or may be removed at any time by an act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Indenture Trustee and us. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Indenture Trustee a resolution of our Board of Directors appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the Indenture, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 1010.)

NOTICES

     Notices to holders of Debt Securities will be given by mail to the addresses of the holders as they may appear in the security register for Debt Securities. (Indenture, Section 108.)

TITLE

     We, the Indenture Trustee, and any of our or the Indenture Trustee's agents, may treat the person in whose name Debt Securities are registered as the absolute owner thereof, whether or not the Debt Securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The Indenture is, and the Debt Securities will be, governed by, and construed in accordance with, the laws of the state of New York except where otherwise required by law. (Indenture, Section 114.)

INFORMATION ABOUT THE INDENTURE TRUSTEE

     The Indenture Trustee will be The Bank of New York. In addition to acting as Indenture Trustee, The Bank of New York also acts as the Mortgage Trustee. The Bank of New York also acts, and may act, as trustee under various other of our and our affiliates' indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee and its affiliates in the ordinary course of our respective businesses.


                     DESCRIPTION OF THE FIRST MORTGAGE BONDS

     As discussed above under DESCRIPTION OF THE DEBT SECURITIES - "Security" and "Discharge of Lien; Release Date," the Debt Securities will be issued on the basis of, and primarily secured by, one or more series of first mortgage bonds issued by us under the Indenture of Mortgage, dated as of May 1, 1939, made by and between MDU (formerly Montana-Dakota Utilities Co.) and The New York Trust Company (The Bank of New York, as successor Corporate Trustee (the "Mortgage Trustee")) and all indentures supplemental thereto (including the (Forty-Fifth) Supplemental Indenture, dated as of April 21, 1992, which contains, in Part II thereof, a Restatement of Indenture) (collectively, the "Mortgage") and delivered by us to the Indenture Trustee. In this prospectus we refer to all first mortgage bonds issued or to be issued under the Mortgage, including the first mortgage bonds to be delivered to the Indenture Trustee, as, collectively, the "First Mortgage Bonds."

     We will issue First Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of the Debt Securities, in one or more series, under the Mortgage, in fully registered form. First Mortgage Bonds are, or will be, secured by a first mortgage lien on the Mortgaged Property as described below under "Security and Priority." All First Mortgage Bonds are equally secured and rank equally with respect to each other.

     The Mortgage is filed as an exhibit to the registration statement. The Mortgage and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the First Mortgage Bonds or the Mortgage. This summary is subject to and qualified in its entirety by reference to all the provisions of the Mortgage, including definitions of terms used in the Mortgage, which may be used in this document without definition. We also include references in parentheses to sections of the Mortgage. Whenever we refer to particular sections or defined terms of the Mortgage in this prospectus or in a prospectus supplement, the references are to the Restatement of Indenture described above, and all amendments or modifications to the Restatement of Indenture, if any; and the sections or defined terms are incorporated by reference into this document or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the First Mortgage Bonds described in the applicable prospectus supplement or supplements. The Mortgage has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the First Mortgage Bonds.

SECURITY AND PRIORITY

     In the opinion of our General Counsel, the First Mortgage Bonds now or hereafter issued will be secured, together with all other First Mortgage Bonds, by a valid and direct first mortgage lien on substantially all of the fixed properties owned and all franchises held by us immediately prior to July 1, 2000, together with improvements, extensions and additions to, and renewals, replacements and substitutions of or for, any part or parts of these properties, other than property excepted or released from the Mortgage (as described below), subject to the lien of taxes for the current year and the lien of taxes and assessments not yet delinquent and to specified exceptions and reservations which do not, in the opinion of counsel, materially affect our title to or right to use the properties. This property, other than property excepted and released from the Mortgage, is sometimes referred to as the "Mortgaged Property." There are excepted from Mortgaged Property all properties acquired by us on or after July 1, 2000, including the properties acquired in the merger with Great Plains Energy Corp. and Great Plains Natural Gas Co. (which include all properties of the Company located in the state of Minnesota and all gas distribution properties located in the southeastern part of North Dakota), but excluding improvements, extensions and additions to, and renewals, replacements and substitutions of or for, any part or parts of the Mortgaged Property owned by us immediately prior to July 1, 2000 unless otherwise excepted from the lien of the Mortgage. There are also excepted from Mortgaged Property all cash, receivables and securities (including the capital stock of Centennial Energy Holdings, Inc., WBI Holdings, Inc., Knife River Corporation, Utility Services, Inc., Centennial Energy Resources LLC, Centennial Holdings Capital LLC, Centennial Energy Resources International Inc, Fidelity Exploration & Production Company and any other subsidiaries); some contracts; merchandise, appliances, materials or supplies; electric energy, gas, steam and other products; and automobiles, tractors, ships, railroad cars and aircraft and various other transportation equipment. The property of subsidiaries, including Centennial Energy Holdings, Inc., WBI Holdings, Inc., Knife River Corporation, Utility Services, Inc., Centennial Energy Resources LLC, Centennial Holdings Capital LLC, Centennial Energy Resources International Inc, Fidelity Exploration & Production Company and any other subsidiaries), is not subject to the lien of the Mortgage. We have released and transferred certain properties from the lien of the Mortgage since July 1, 2000, and may release additional property subject to the lien of the Mortgage against various credits, including:

     o  cash deposited with the Mortgage Trustee,

     o the principal amount of bonds or other obligations deposited with the Mortgage Trustee secured by a purchase money mortgage on the property released up to 70% of the fair value to us of that property, or

     o the fair value in cash of bonds or other obligations of municipal corporations or other governmental subdivisions possessing taxing power.

We may withdraw cash held by the Mortgage Trustee against various credits, including

     o the principal amount of refundable bonds not previously used under the Mortgage,

     o  70% of the net bondable value of property additions, or

     o the lesser of cost or fair value to us of property which is already subject to the lien of the Mortgage, but which has not yet been used as a credit under any provisions of the Mortgage.

Property not used as the basis for the issuance of First Mortgage Bonds or otherwise as a credit under the Mortgage may in effect be released without substitution of equivalent property.

     The Mortgage provides that after-acquired properties (other than the excepted property and released property described above) that are improvements, extensions or additions to, or renewals, replacements or substitutions of or for, any part or parts of the Mortgaged Property will be subject to the lien of the Mortgage. (Mortgage, Forty-Ninth Supplemental Indenture.) We also may elect to subject additional property to the lien of the Mortgage by amending the Mortgage.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

     We may issue additional First Mortgage Bonds ranking equally with outstanding First Mortgage Bonds in a principal amount equal to:

          (1)  70% of the net bondable value of property additions we acquire;

          (2)  the amount of cash deposited with the Mortgage Trustee; and

          (3) the amount of refundable First Mortgage Bonds surrendered to the Mortgage Trustee.

(Mortgage, Sections 3.04 through 3.06.)

     The First Mortgage Bonds will be issued against property additions, refunded First Mortgage Bonds and/or the deposit of cash. On December 31, 2002, we had approximately $164 million of available Property Additions and $163 million of refunded First Mortgage Bonds. See the discussion above under "Security and Priority."

     With some exceptions in the case of (3) above, additional First Mortgage Bonds may be issued only if our net earnings available for interest after depletion, as defined in the Mortgage, for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the month in which the application for the additional First Mortgage Bonds is made, are in the aggregate equal to at least two times the amount of the annual stated interest charges on all First Mortgage Bonds thereafter to be outstanding, and on all permitted equal or prior lien debt, if any. (Mortgage, Sections 1.01 and 3.03.) For the twelve months ended December 31, 2002, our net earnings available for interest after depletion were $75 million or 7.7 times the annual stated interest charges on all First Mortgage Bonds and permitted equal or prior lien debt outstanding on that date, which would have permitted us to issue approximately $327 million of additional First Mortgage Bonds.

     Property available for use as property additions includes property useful in the energy business in any form (other than gas but including gas distribution property) and water and steam heat property. The property may be located anywhere in the United States of America or its coastal waters and may also include space satellites (including solar power satellites), space stations and other analogous facilities. (Mortgage, Section 1.01.)

DIVIDEND RESTRICTIONS

     So long as any of the First Mortgage Bonds are outstanding, we may declare and pay dividends in cash or property on our common stock only out of Surplus, as defined in the Mortgage, or out of net profits for the fiscal year or the preceding fiscal year. However, we may not pay dividends out of net profits if the Capital of the Company, as defined in the Mortgage, has been diminished to a specified extent. (Mortgage, Section 2.01).

MAINTENANCE AND DEPRECIATION PROVISIONS

     We are required to make expenditures necessary to maintain the mortgaged property in good repair, except that we may abandon any property, and to make provisions for depreciation and for depletion of depletable fixed assets in accordance with good accounting practices and in accordance with any applicable rules of any regulatory authority having jurisdiction. (Mortgage, Section 6.06.)

MODIFICATION

     Modifications of the terms of the Mortgage may be made with our consent by an affirmative vote of at least 60% in principal amount of outstanding First Mortgage Bonds and of at least 60% in principal amount of outstanding First Mortgage Bonds of any series especially affected by the modification; but no modification may be made which will affect the terms of payment of the principal at maturity of, or interest on, any First Mortgage Bond. (Mortgage, Article XV.)

VOTING OF FIRST MORTGAGE BONDS HELD BY THE INDENTURE TRUSTEE

     The Indenture Trustee will, as holder of the First Mortgage Bonds, attend meetings of bondholders under the Mortgage, or deliver its proxy in connection with those meetings, as to matters with respect to which it is entitled to vote or consent. See DESCRIPTION OF THE DEBT SECURITIES - "Voting of Class A Bonds."

DEFAULTS AND NOTICE OF DEFAULTS

     "Events of default" include the failure to pay principal, failure for 30 days to pay interest or to make any required deposit in any fund for the purchase or redemption of First Mortgage Bonds (including any sinking fund or improvement and sinking fund), failure for 90 days after written notice to perform any other covenant, and various events in bankruptcy or insolvency. (Mortgage, Article IX.)

     The Trustees under the Mortgage are required to give notice to Bondholders of any continuing event of default known to them, but other than for a default in the payment of principal or interest or a sinking fund installment, the Trustees may withhold notice if the responsible officers of the Corporate Trustee in good faith determine that the withholding is in the interests of the Bondholders. (Mortgage, Section 13.03.)

SATISFACTION AND DISCHARGE

     Once we make due provision for the payment of all of the First Mortgage Bonds and paying all other sums due under the Mortgage, the Mortgage will cease to be of further effect and may be discharged. (Mortgage, Article XVI.)

ANNUAL REPORT TO THE MORTGAGE TRUSTEE

     We must give the Mortgage Trustee an annual statement as to whether or not we have fulfilled our obligations under the Mortgage throughout the preceding calendar year.


                         DESCRIPTION OF THE COMMON STOCK

COMMON STOCK - GENERAL

     The following is a description of our common stock. This description is not complete, and we qualify it by referring to our restated certificate of incorporation, amended bylaws and Mortgage, all of which we incorporate into this document by reference, and the laws of the state of Delaware. We also refer you to the rights agreement, dated as of November 12, 1998, between us and Norwest Bank Minnesota, NA (now, Wells Fargo Bank Minnesota, N.A.), as rights agent, that we incorporate into this document by reference.

     Our restated certificate of incorporation authorizes us to issue 252,000,000 shares of stock, divided into four classes:

o  500,000 shares of preferred stock, $100 par value;


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


o  1,000,000 shares of preferred stock A, without par value;

o  500,000 shares of preference stock, without par value; and

o  250,000,000 shares of common stock, $1.00 par value.

DIVIDEND RIGHTS

     Under our restated certificate of incorporation, we may declare and pay dividends on our common stock, out of surplus or net profits, only if we have paid or provided for full cumulative dividends on all outstanding shares of preferred and preference stock. As of March 31, 2003, we had no preference stock outstanding.

     In addition to these provisions, our first mortgage bond indenture includes a covenant generally to the effect that we may declare and pay dividends in cash or property on our common stock only either (1) out of "surplus" or (2) in case there is no "surplus," out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For purposes of this test, "surplus" means the excess of our net assets over our "capital"; and "capital" means that part of the consideration received by us for any of our shares of common stock which has been determined to be "capital."

VOTING RIGHTS

     Our common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by stockholders. The holders of our common stock do not have cumulative voting rights.

     The holders of our preferred stock, preferred stock A and preference stock do not have the right to vote, except as our board of directors establishes or as provided in our restated certificate of incorporation or bylaws or as determined by state law.

     Our restated certificate of incorporation gives the holders of our preferred stock, preferred stock A or the preference stock the right to vote if dividends are unpaid, in whole or in part, on their shares for one year. The holders have one vote per share until we pay the dividend arrearage, declare dividends for the current dividend period and set aside the funds to pay the current dividends. In addition, the holders of some series of our preferred stock and preferred stock A, and/or the holders of our preference stock, must approve amendments to the restated certificate of incorporation in some instances.

LIQUIDATION RIGHTS

     If we were to liquidate, the holders of the preferred stock, preferred stock A and the preference stock have the right to receive specified amounts, as set forth in our restated certificate of incorporation, before we can make any payments to the holders of our common stock. After the preferred and preference stock payments are made, the holders of our common stock are entitled to share in all of our remaining assets available for distribution to stockholders.

OTHER RIGHTS

     Our common stock is not liable to further calls or assessment. The holders of our common stock have no preemptive rights. Our common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.

EFFECTS ON OUR COMMON STOCK IF WE ISSUE PREFERRED OR PREFERENCE STOCK

     Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock, 1,000,000 shares of preferred stock A and 500,000 shares of preference stock, each in one or more series. Our board of directors has the authority to determine the terms of each series of any preferred or preference stock, within the limits of the restated certificate of incorporation and the laws of the state of Delaware. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

     If we issue any preferred or preference stock, we may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred or preference stock may delay or prevent a change in control of MDU Resources.

     As of December 31, 2002, we had 163,000 shares of preferred stock outstanding, and we have reserved 125,000 shares of Series B preference stock for issuance in connection with our rights plan.

PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL

     Our restated certificate of incorporation and bylaws contain provisions which will make it difficult to obtain control of MDU Resources if our board of directors does not approve the transaction. The provisions include the following:

     PROVISIONS RELATING TO OUR BOARD OF DIRECTORS

       CLASSIFIED BOARD

     We have divided the members of our board of directors into three classes as nearly equal in number as may be. Directors in each class are elected for a three-year term.

     This classification of our board of directors may prevent stockholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a stockholder with significant voting power to gain majority representation on our board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, like in the case of an interested stockholder business combination, the inability immediately to gain majority representation on the board of directors could discourage takeovers and tender offers.

       NUMBER OF DIRECTORS, VACANCIES, REMOVAL OF DIRECTORS

     Our restated certificate of incorporation provides that our board of directors will have at least six and at most 15 directors. Two-thirds of the continuing directors decide the exact number of directors at a given time. Our board fills any new directorships it creates and any vacancies.

     Our directors may be removed only for cause and then only by a majority of the shares entitled to vote.

MEETINGS OF STOCKHOLDERS

     NO CUMULATIVE VOTING

     Our restated certificate of incorporation does not provide for cumulative voting.

     ADVANCE NOTICE PROVISIONS

     Our bylaws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give notice not less than 120 days prior to the date corresponding to the date on which we first mailed our proxy materials for the prior year's annual meeting.

     Our restated certificate of incorporation prevents stockholders from calling a special meeting. In addition, our restated certificate of incorporation provides that stockholder action may be taken only at a stockholders' meeting.


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


AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

     Our restated certificate of incorporation requires the affirmative vote of 80% of the common stock entitled to vote in order to amend some of its provisions, including provisions relating to the board of directors, unless two-thirds of the continuing directors approve the amendment.

PROVISIONS RELATING TO THE AUTHORIZATION OF BUSINESS COMBINATIONS

     Our restated certificate of incorporation requires the affirmative vote of 80% of the common stock entitled to vote for directors in order to authorize certain types of business combinations. Any business combination must also meet specified fair price and procedural requirements. However, if two-thirds of our continuing directors approve the business combination, then the vote of 80% of the common stock and the fair price provisions will not be required.

     There is also a provision permitting our board of directors to consider specified factors in determining whether or not to approve some types of business combinations as specified in our restated certificate of incorporation.

PROVISIONS OF DELAWARE LAW THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. With some exceptions, this law prohibits us from engaging in some types of business combinations with a person who owns 15% or more of our outstanding voting stock for a three-year period after that person acquires the stock. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our stock before the person acquired 15% of the stock. A business combination includes mergers, consolidations, stock sales, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

TRANSFER AGENT; REGISTRAR

     The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A., Saint Paul, Minnesota.


               DESCRIPTION OF THE PREFERENCE SHARE PURCHASE RIGHTS

GENERAL

     On November 12, 1998, the board of directors declared a dividend of one preference share purchase right for each outstanding share of common stock, par value $1.00 per share. The dividend was paid on December 1, 1998 to the stockholders of record on that date.

     Our board of directors has adopted a rights agreement to protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of the board of directors. The rights agreement should not interfere with any merger or other business combination approved by our board of directors.

     For those interested in the specific terms of the rights agreement between us and Wells Fargo Bank Minnesota, N.A., as the rights agent, dated as of November 12, 1998, we are providing the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire rights agreement, a copy of which is available from us free of charge.

THE RIGHTS

     Our board of directors authorized the issuance of a preference share purchase right with respect to each issued and outstanding share of our common stock on December 1, 1998. The preference share purchase rights will initially trade with, and will be inseparable from, the common stock. The preference share purchase rights are evidenced only by certificates that represent shares of common stock. New preference share purchase rights will accompany any new shares of common stock that we issue after December 1, 1998 until the distribution date described below.

EXERCISE PRICE

     Each preference share purchase right will allow its holder to purchase from us one one-thousandth of a share of Series B preference stock for $125, once the preference share purchase rights become exercisable. This portion of a share of Series B preference stock will give the stockholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, the preference share purchase right does not give its holder any dividend, voting, or liquidation rights.

EXERCISABILITY

     The preference share purchase rights will not be exercisable until:

o 10 days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of MDU Resources' outstanding common stock, or, if earlier,

o 10 business days (or a later date determined by our board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer which, if consummated, would result in that person or group becoming an acquiring person.

     We refer to the date when the preference share purchase rights become exercisable as the "distribution date." Until that date, the common stock certificates will also evidence the preference share purchase rights, and any transfer of shares of common stock will constitute a transfer of preference share purchase rights. After that date, the preference share purchase rights will separate from the common stock and be evidenced by book-entry credits or by preference share purchase rights certificates that we would mail to all eligible holders of common stock. Any preference share purchase rights held by an acquiring person are void and may not be exercised.

     Our board of directors may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of the outstanding common stock.

CONSEQUENCES OF A PERSON OR GROUP BECOMING AN ACQUIRING PERSON

     Flip In. If a person or group becomes an acquiring person, all holders of preference share purchase rights except the acquiring person may, for $125, purchase shares of our common stock with a market value of $250, based on the market price of the common stock prior to the acquisition.

     Flip Over. If we are later acquired in a merger or similar transaction after the "preference share purchase rights distribution date," all holders of preference share purchase rights except the acquiring person may, for $125, purchase shares of the acquiring corporation with a market value of $250, based on the market price of the acquiring corporation's stock prior to the merger.

PREFERENCE SHARE PROVISIONS

     Each one one-thousandth of a share of Series B preference stock, if issued:

o  will not be redeemable.


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


o will entitle holders to quarterly dividend payments of $.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

o will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

o will have no voting power, except as otherwise provided by Delaware law or our restated certificate of incorporation.

o will entitle holders to a per share payment equal to the payment made on one share of common stock, if shares of our common stock are exchanged via merger, consolidation, or a similar transaction.

The value of one one-thousandth interest in a share of Series B preference stock should approximate the value of one share of common stock.

EXPIRATION

     The preference share purchase rights will expire on December 31, 2008.

REDEMPTION

     Our board of directors may redeem the preference share purchase rights for $.01 per preference share purchase right at any time before any person or group becomes an acquiring person. If the board of directors redeems any preference share purchase rights, it must redeem all of the preference share purchase rights. Once the preference share purchase rights are redeemed, the only right of the holders of preference share purchase rights will be to receive the redemption price of $.01 per preference share purchase right. The redemption price will be adjusted if we have a stock split of, or stock dividends on, our common stock.

EXCHANGE

     After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may extinguish the preference share purchase rights by exchanging one share of common stock or an equivalent security for each preference share purchase right, other than preference share purchase rights held by the acquiring person.

ANTI-DILUTION PROVISIONS

     Our board of directors may adjust the purchase price of a share of Series B preference stock, the number of shares of Series B preference stock issuable and the number of outstanding preference share purchase rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Series B preference stock or common stock. No adjustments to the exercise price of less than 1% will be made.

AMENDMENTS

     The terms of the rights agreement may be amended by our board of directors without the consent of the holders of the preference share purchase rights. However, our board may not amend the rights agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock. In addition, our board may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that the person or group already owns. After a person or group becomes an acquiring person, the board may not amend the agreement in a way that adversely affects holders of the preference share purchase rights.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or
(iii) through agents to the public or to institutional investors. The prospectus supplement with respect to the securities being sold will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the purchase price of the securities and the net proceeds to us from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

     If underwriters participate in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     If the securities are sold by agents, commissions payable by us to those agents will be set forth in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

     Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities being offered if any are purchased.

     We may make sales of our common stock to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agent. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds to us or commissions to be paid are impossible to determine and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or dealers may agree to solicit offers to purchase, blocks of our common stock. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another broker-dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common stock. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.

     Underwriters and agents may be entitled under agreements entered into with us to indemnification against securities civil liabilities, including liabilities under the Securities Act of 1933. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

     Each series of securities offered by this prospectus will be a new issue and, except for the common stock, which is listed on the New York Stock Exchange and the Pacific Exchange, will have no established trading market. We may elect to list any series of new securities on an exchange, or in the case of the common stock, on any additional exchange, but unless otherwise indicated in the prospectus supplement, we have no obligation to cause any securities to be so listed. Any underwriters that purchase securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any securities.


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


                                     EXPERTS

     The consolidated financial statements and consolidated financial statement schedule incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference (which express an unqualified opinion and include an explanatory paragraph relating to the application of certain procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Our consolidated financial statements and schedule as of December 31, 2001 for the years ended December 31, 2001 and 2000 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle), and have been so incorporated in reliance upon the report and upon the authority of that firm as experts in accounting and auditing in giving the report. On February 14, 2002, we dismissed Arthur Andersen LLP as our independent public accounting firm, and on March 25, 2002, we hired Deloitte & Touche LLP as our independent auditors for the 2002 fiscal year. Since that time, Arthur Andersen LLP was convicted on federal charges of obstruction of justice, and in August 2002, Arthur Andersen LLP ceased performing auditing services worldwide. These events may materially and adversely affect the ability of Arthur Andersen LLP to satisfy all of their existing and future obligations, including claims under the federal securities laws. Accordingly, purchasers of our securities may be limited in their ability to recover damages from Arthur Andersen LLP for any claims that may arise out of Arthur Andersen LLP's audit of our financial statements. In addition, we were not able to obtain the consent of Arthur Andersen LLP as required by Section 7 of the Securities Act to the incorporation by reference of their report on the audited financial statements into the registration statement. As a result of Arthur Andersen LLP not having provided a consent, the ability of purchasers of our securities to assert claims and seek remedies against Arthur Andersen LLP may be limited with respect to their report, particularly those remedies arising under Section 11 of the Securities Act.


                                 LEGAL OPINIONS

     The validity of the securities has been passed upon for us by Lester H. Loble, II, Esq., our General Counsel, and also by Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022.

                            ________________________

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     Securities and Exchange Commission Registration Fee....        $ 40,381
     Listing Fees...........................................        $ 23,000
     Printing and Engraving Expenses........................        $ 30,000
     Transfer Agent Fees....................................        $      0
     Legal Fees and Expenses................................        $150,000
     Accountants' Fees and Expenses.........................        $ 50,000
     Miscellaneous..........................................        $  6,619

                                                             Total  $300,000
__________
* All amounts other than the Securities and Exchange Commission registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Bylaws include the following provision:

          7.07 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

     (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct as set forth in subsections (a) and
          (b) of this Section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by a present or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section. Once the Corporation has received the undertaking, the Corporation shall pay the officer or director within 30 days of receipt by the Corporation of a written application from the officer or director for the expenses incurred by that officer or director. In the event the Corporation fails to pay within the 30-day period, the applicant shall have the right to sue for recovery of the expenses contained in the written application and, in addition, shall recover all attorneys' fees and expenses incurred in the action to enforce the application and the rights granted in this Section 7.07. Expenses (including attorneys' fees) incurred by other employees and agents shall be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnity or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section.

     (h) For the purposes of this Section, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger, as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

     (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 145 of the General Corporation Law of the state of Delaware provides for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. We maintain liability insurance protecting us, as well as our directors and officers, against liability by reason of their being or having been our directors or officers.

ITEM 16. EXHIBITS.

     Exhibit
     No.            Description
     -------        -----------

     *1              Form of Underwriting Agreement (Forms of any underwriting
                    agreements with respect to any securities offered under the prospectus contained in this registration statement will be filed as exhibits to a report on Form 8-K, as contemplated by Item 601(b)(1) of Regulation S-K under the Securities
                    Act).

     *3(a) Restated Certificate of Incorporation of MDU Resources, as amended to date (filed as Exhibit 3(a) to Form 10-Q for the quarter ended June 30, 2002, in File No. 1-3480).

     *3(b) Bylaws of MDU Resources, as amended to date (filed as Exhibit 3.3 to Amendment No. 2 to Form 8-A, filed on March 10, 2003).

     *3(c) Certificate of Designations of Series B Preference Stock of MDU Resources, as amended (filed as Exhibit 3(a) to Form 10-Q for the quarter ended September 30, 2002, in File
                    No. 1-3480)

     *4(a) Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-Fifth Supplemental Indenture, dated as of April 21, 1992, and the Forty-Sixth through Forty-Ninth Supplements thereto between MDU Resources and The New York Trust Company (The Bank of New York, successor Co-Trustee) and A.C. Downing (Douglas J. MacInnes, successor Co-Trustee) (filed as Exhibit 4(a) in Registration No. 33-66682, and as Exhibits 4(e), 4(f) and 4(g) in Registration No. 33-53896 and Exhibit 4(c)(i) in Registration No. 333-49472).

     4(b) Form of Supplemental Indenture to Mortgage relating to MDU Resources First Mortgage Bonds.

     *4(c) Rights Agreement, dated as of November 12, 1998, between MDU Resources and Norwest Bank Minnesota, N.A. (now, Wells Fargo Bank Minnesota, N.A.), Rights Agent, (filed as Exhibit 4.1 to Form 8-A on November 12, 1998, in File No. 1-3480).

     4(d)           Form of Indenture.

     4(e) Form of Officer's Certificate establishing some of the terms of the Debt Securities.

     5(a)           Opinion of Lester H. Loble, II, Esq., General Counsel to MDU
                    Resources.

     5(b)           Opinion of Thelen Reid & Priest LLP, counsel to MDU
                    Resources.

    *12 Computation of Ratio of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividends (filed as Exhibit 12 to Form 10-K for the fiscal year ended December 31, 2002, in File No. 1-3480).

     23(a) The consents of Lester H. Loble, II, Esq. and Thelen Reid & Priest LLP are contained in their opinions filed as Exhibit 5(a) and Exhibit 5(b), respectively, to this Registration Statement.

     23(b)          The consent of Deloitte & Touche LLP.

     23(c)          Notice regarding consent of Arthur Andersen LLP.

     24 Power of Attorney is contained on the first of two signature pages of this Registration Statement.

     25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

     ______________

     * Incorporated into this document by reference as indicated.


ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota on the 31st day of March, 2003.

                                         MDU RESOURCES GROUP, INC.

                                         By:    /s/ Martin A. White
                                            ----------------------------------
                                             Martin A. White
                                             Chairman of the Board, President
                                             and Chief Executive Officer

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendment in its name and behalf.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                 Title                     Date
         ---------                                 -----                     ----

/s/ Martin A. White                     Chief Executive Officer and     March 31, 2003
------------------------------------             Director
Martin A. White
(Chairman of the Board, President
and Chief Executive Officer)


/s/ Warren L. Robinson                    Chief Financial Officer       March 31, 2003
------------------------------------
Warren L. Robinson
(Executive Vice President, Treasurer
and Chief Financial Officer)


/s/ Vernon A. Raile                       Chief Accounting Officer      March 31, 2003
------------------------------------
Vernon A. Raile
(Senior Vice President, Controller
and Chief Accounting Officer)


/s/ Harry J. Pearce                            Lead Director            March 31, 2003
------------------------------------
Harry J. Pearce




         Signature                                 Title                     Date
         ---------                                 -----                     ----


                                                 Director
------------------------------------
Bruce R. Albertson


/s/ Thomas Everist                               Director               March 31, 2003
------------------------------------
Thomas Everist


/s/ Dennis W. Johnson                            Director               March 31, 2003
------------------------------------
Dennis W. Johnson


/s/ Robert L. Nance                              Director               March 31, 2003
------------------------------------
Robert L. Nance


/s/ John L. Olson                                Director               March 31, 2003
------------------------------------
John L. Olson


/s/ Homer A. Scott, Jr.                          Director               March 31, 2003
------------------------------------
Homer A. Scott, Jr.


/s/ Joseph T. Simmons                            Director               March 31, 2003
------------------------------------
Joseph T. Simmons


/s/ Sister Thomas Welder                         Director               March 31, 2003
------------------------------------
Sister Thomas Welder

                                  EXHIBIT INDEX

Item No.

   4(b) Form of Supplemental Indenture to Mortgage relating to MDU Resources First Mortgage Bonds.

   4(d)   Form of Indenture.

   4(e) Form of Officer's Certificate establishing some of the terms of the Debt Securities.

   5(a)   Opinion of Lester H. Loble, II, Esq., General Counsel to MDU
          Resources.

   5(b)   Opinion of Thelen Reid & Priest LLP, counsel to MDU Resources.

   23(a) The consents of Lester H. Loble, II, Esq. and Thelen Reid & Priest LLP are contained in their opinions filed as Exhibit 5(a) and Exhibit 5(b), respectively, to this Registration Statement.

   23(b)  The consent of Deloitte & Touche LLP.

   23(c)  Notice regarding consent of Arthur Andersen LLP.

   24 Power of Attorney is contained on the first of two signature pages of this Registration Statement.

   25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.